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                                                                   EXHIBIT 10(y)

                              EMPLOYMENT AGREEMENT

          This Employment Agreement (this "Agreement") is dated as of January 1, 2003, between Aon Corporation, a Delaware corporation (the "Company"), and David
P. Bolger (the "Executive").

          WHEREAS, the Company seeks to employ Executive as Executive Vice President - Finance and Administration of the Company and to have him serve as senior executive officer of one or more subsidiaries of the Company; and

     WHEREAS, Executive desires to serve and to be employed upon the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

          1. EMPLOYMENT. The Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed upon the terms and subject to the conditions contained in this Agreement. The term of employment of the Executive pursuant to this Agreement (the "Employment Period") shall commence effective as of January 8, 2003 (the "Effective Date") and shall end on December 31, 2009, unless earlier terminated pursuant to Section 4 hereof.

          2. POSITION AND DUTIES; RESPONSIBILITIES. (a) POSITION AND DUTIES. The Executive shall be employed as Executive Vice President - Finance and Administration of the Company and shall, during the Employment Period, be employed in such position or in such other position or positions with the Company or subsidiaries of the Company (not inconsistent with the position of Executive Vice President of the Company) as from time to time determined by the Chairman and Chief Executive Officer of the Company (the "Chairman and CEO") and shall report directly to the Chairman and CEO. During the Employment Period, the Executive shall perform faithfully and loyally and to the best of his abilities the duties assigned to him hereunder and shall devote his full business time, attention and effort to the affairs of the Company and its subsidiaries and shall use his best efforts to promote the interests of the Company and its subsidiaries. The Executive may engage in charitable, civic or community activities and, with the prior approval of the Chairman and CEO, may serve as a director of any other business corporation, provided that (i) such activities or service do not interfere with his duties hereunder or violate the terms of any of the covenants contained in Sections 6, 7 or 8 hereof and (ii) such other business corporation provides the Executive with director and officer insurance coverage which, in the opinion of the Chairman and CEO, is adequate under the circumstances.

          (b) RESPONSIBILITIES. Subject to the direction of the Chairman and CEO, the Executive shall, beginning on April 1, 2003, have authority and responsibility as Chief Financial Officer of the Company. As of the Effective Date and continuing for the Employment Period, the Executive shall also have other executive administrative duties and responsibilities (not inconsistent with the position of Executive Vice President of the Company) on behalf of the

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Company and its subsidiaries as may from time to time be authorized or directed by the Chairman and CEO.

          3. COMPENSATION. (a) BASE SALARY. During the Employment Period, the Company shall pay to the Executive a base salary at the rate of $750,000 per annum ("Base Salary"), payable in accordance with the Company's executive payroll policy. Such Base Salary shall be subject to adjustment at the discretion of the Chairman and CEO; provided, however, that the Base Salary shall in no event be less than $750,000 per annum.

          (b) ANNUAL BONUS. During the Employment Period, the Executive shall participate in the annual incentive bonus plan (the "Senior Executive Plan"). Each such annual incentive bonus shall be determined pursuant to the terms of the Senior Executive Plan as in effect from time to time; provided, however, that no such annual incentive bonus shall exceed 150% of the Executive's Base Salary as in effect at the end of the fiscal year to which such annual incentive bonus relates; and further provided that for calendar year 2003, Executive's incentive bonus shall not be less than $582,500.

          (c) STOCK AWARDS. The Executive shall receive a stock award of 100,000 shares of common stock ("Common Stock") of the Company pursuant to the terms of the Aon Stock Incentive Plan; provided, however, that to the extent such award remains unvested at the date of termination of employment for any reason other than Cause as defined in Section 4(c)(ii)(B), (C), (D), or (E), it shall continue to vest in accordance with its original vesting schedule and the committee administering such plan shall take such action as shall be necessary pursuant to the terms of such plan to effect such continued vesting; provided further that in the event of termination of employment without Cause pursuant to
Section 4(d) hereof, such award shall become immediately vested.

          (d) STOCK OPTIONS. The Executive shall be granted an option for 100,000 shares of the Common Stock of the Company pursuant to the terms of the Aon Stock Incentive Plan. Such grant shall vest in accordance with the terms of such plan; provided, however, such grant, to the extent unvested at the date of termination of employment for any reason other than Cause as defined in Section 4(c)(ii)(B), (C), (D), or (E), shall continue to vest in accordance with its original vesting schedule; provided further that in the event of termination of employment without Cause pursuant to Section 4(d) hereof, such option shall become immediately vested.

          (e) OTHER BENEFITS. During the Employment Period, the Executive shall be entitled to participate in the Company's employee benefit plans generally available to executives of the Company (such benefits being hereinafter referred to as the "Employee Benefits"). The Executive shall be entitled to take time off for vacation or illness in accordance with the Company's policy for executives and to receive all other fringe benefits as are from time to time made generally available to executives of the Company.

          (f) PENSION BENEFITS. (i) Upon termination of employment, the Executive will be entitled to receive a supplemental pension benefit payable on a single life annuity basis at age 65, or if later, the date of termination of employment, which will produce for the Executive aggregate pension benefits (taking into account the offsets as described in (ii) below), in an annual amount equal to the aggregate annual pension benefit to which the Executive would be

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entitled under the Company's qualified and non-qualified defined benefit plans as in effect on the Effective Date as if Executive's Years of Service (as defined in the Company's Pension Plan) for benefit calculation purposes is equal to (i) 10 years plus (ii) the Executive's actual Years of Service with the Company.

                (ii) the amount of the supplemental pension benefit described in
     Section 3(f)(i) above shall be offset by the benefits provided to Executive under any qualified or non-qualified defined benefit plans of the Company. The offset described in this paragraph shall be determined on the basis of such benefits payable on a single life annuity basis payable at age 65, or if later, the date of termination of employment.

                (iii) the Executive may elect to receive the supplemental pension benefit in any form available under the qualified or non-qualified defined benefit plan of the Company as in effect on the Effective Date, or as may be available under any such plan hereafter. For commencement of benefits prior to age 65, the supplemental pension benefit will be subject to reduction pursuant to the early retirement benefit provisions of the Company plans as in effect at the time of payment.

                (iv) if the Executive dies after the Effective Date but before the supplemental pension benefit becomes payable, the Executive's spouse will be entitled to receive a survivor annuity. The survivor annuity shall be payable as of the later of the date of death or the first date the Executive would have been entitled to retire and commence a joint and 50% survivor annuity (the "Pension Commencement Date"). The amount of the survivor annuity shall be equal to the 50% survivor annuity to which the spouse is entitled as if: (a) the Executive terminated employment immediately before death, (b) the Executive was fully vested in the supplemental pension benefit as of such date and (c) the employee survived until the Pension Commencement Date, elected to commence the age 65 benefit in the form of a joint and 50% survivor annuity as of the Pension Commencement Date, and Executive's death occurred on the day after the Pension Commencement Date.

          (g) EXPENSE REIMBURSEMENT. During the Employment Period the Company shall reimburse the Executive in accordance with the Company's policies and procedures, for all proper expenses incurred by him in the performance of his duties hereunder.

          4. TERMINATION. (a) DEATH. Upon the death of the Executive, this Agreement shall automatically terminate and the Executive's executor, administrator or designated beneficiary shall be entitled to receive the Executive's Base Salary which shall have accrued to the date of such death. The Company shall pay to the Executive's executor or administrator of Executive's estate a lump sum cash amount equal to the Executive's Base Salary, at the rate in effect at the date of such death, to which the Executive would have been entitled from the date of such death until the end of the Employment Period, reduced by the amount of any benefit paid under any individual or group life insurance policy maintained by the Company for the benefit of the Executive.

          (b) DISABILITY. The Company may, at its option, terminate this Agreement upon written notice to the Executive if the Executive, because of physical or mental incapacity or

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disability, fails to perform the essential functions of his position, with reasonable accommodation, if relevant, required of him hereunder for a continuous period of 120 days or any 180 days within any 12-month period. Upon such termination, the Executive or his legal representative shall be entitled to receive the Base Salary which shall have accrued to the date of termination, plus continuation of Base Salary, at the rate in effect at the date of such termination of employment, until the eighth annual anniversary of the Effective Date; provided, however, that the amount of any benefit payable under any disability insurance policy maintained by the Company for the benefit of the Executive shall be deducted from the payments of such Base Salary, with the benefit received under such policy reducing the installment of Base Salary payable closest to the payment of such benefit. In the event of any dispute regarding the existence of the Executive's incapacity or disability hereunder, the matter shall be resolved by the determination of an independent physician agreed to between the Executive and the Board specializing in the claimed area of incapacity or disability. The Executive shall submit to appropriate medical examinations for purposes of such determination.

          (c) CAUSE. (i) The Company may at any time, at its option, terminate the Executive's employment under this Agreement immediately for Cause (as hereinafter defined). The Company's decision in this regard shall be taken by the Governance Committee of the Board ("Governance Committee"). The Executive shall be given at least seven days advanced written notice of any meeting at which the Governance Committee proposes to put forward for a vote a decision on whether or not to terminate the Executive for Cause and the written notice shall describe in reasonable detail the basis on which the Governance Committee may conclude that Cause exists. The Executive shall have the opportunity to appear in person and to make such written and/or oral presentation to such meeting of the Governance Committee as the Executive thinks fit. If a majority of the Governance Committee authorizes by affirmative vote a termination for Cause at such meeting (whether or not the Executive makes any oral or written presentations at such meeting) such determination shall be final and binding upon the Company and the Executive once such decision is confirmed in writing and communicated to the Executive.

          (ii) As used in this Agreement, the term "Cause" shall mean any one or more of the following:

                (A) any failure or inability (other than by reason of physical or mental disability determined in accordance with Section 4(b)) of the Executive to perform his material duties under this Agreement to the satisfaction of at least a majority of the members of the Governance Committee, including, without limitation, any refusal by the Executive to perform such duties or to perform such specific directives of the Chairman and CEO which are consistent with the scope and nature of the Executive's duties and responsibilities under this Agreement;

                (B) any intentional act of fraud, embezzlement or theft by the Executive in connection with his duties hereunder or in the course of his employment hereunder or the Executive's admission or conviction of, or plea of nolo contendere to, a felony or of any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

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                (C) any gross negligence or willful misconduct of the Executive resulting in a loss to the Company or any of its subsidiaries, or damage to the reputation of the Company or any of its subsidiaries;

                (D) any breach by the Executive of any one or more of the covenants contained in Section 6, 7 or 8 hereof; or

                (E) any violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries.

          (iii) The exercise of the right of the Company to terminate this Agreement pursuant to this Section 4(c) shall not abrogate the rights or remedies of the Company in respect of the breach giving rise to such termination.

          (iv) If the Company terminates the Executive's employment for Cause, as defined in Section 4(c)(ii)(B), (C), (D) or (E), he shall be entitled to:

                (A) accrued Base Salary through the date of the termination of his employment; and

                (B) other Employee Benefits to which the Executive is entitled upon his termination of employment with the Company, including regular and supplemental retirement and disability benefits, in accordance with the terms of the plans and programs of the Company.

          (v) if the Company terminates the Executive's employment for Cause, as defined in Section 4(c)(ii)(A), he shall be entitled to:

                (A) the payments specified by Sections 4(c)(iv)(A) and (B); and

                (B) the continuation of the Base Salary, at the rate in effect at the date of such termination of employment, for a period of two years from the date of such termination of employment.

          (d) TERMINATION WITHOUT CAUSE. If, during the Employment Period, the Company terminates the employment of the Executive hereunder for any reason other than a reason set forth in Section 4(a), (b) or (c), the Company shall give the Executive 12 months prior written notice of such termination, and:

          (i) Concurrent with such termination, the Executive shall be entitled to receive the payments and benefits specified by Sections 4(c)(iv)(A) and
     (B);

          (ii) The Company shall continue to pay the Executive, until the end of the Employment Period, his Base Salary at the rate in effect at the date of such termination of employment.

Notwithstanding the foregoing provisions of this Section 4(d), if any payment specified by this Section 4(d) would not be deductible by the Company for federal income tax purposes by reason

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of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar or successor statute (excluding Section 280G of the Code), such payment shall be deferred and the amount thereof (plus earnings thereon in accordance with the terms of such deferral) shall be paid to the Executive at the earliest time that such payment shall be deductible by the Company.

          (e) VOLUNTARY TERMINATION. The Executive may voluntarily terminate his employment with the Company prior to the end of the Employment Period for any reason. If the Executive voluntarily terminates his employment pursuant to this
Section 4(e), the Executive shall give the Company 12 months prior written notice and shall be entitled to the payments specified by Sections 4(c)(iv)(A) and (B).

          5. FEDERAL AND STATE WITHHOLDING. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive's Form W-4 on file with the Company, and all applicable federal employment taxes.

          6. NONCOMPETITION; NONSOLICITATION. (a) GENERAL. The Executive acknowledges that in the course of his employment with the Company and Aon Group, Inc., a Maryland corporation ("Aon Group"), he has and will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries, including Aon Group, and that his services will be of special, unique and extraordinary value to the Company and its affiliates.

          (b) NONCOMPETITION. The Executive agrees that during the period of his employment with the Company and for a period of two years thereafter (the "Noncompetition Period") he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business, in which the Executive was involved or had knowledge, being conducted by, or contemplated by, the Company or any of its subsidiaries, including Aon Group, Inc., as of the termination of the Executive's employment in any geographic area in which the Company or any of its subsidiaries including Aon Group, Inc. is then conducting such business.

          (c) NONSOLICITATION. The Executive further agrees that during the Noncompetition Period he shall not in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries, including Aon Group, to terminate or abandon his or her employment for any purpose whatsoever.

          (d) EXCEPTIONS. Nothing in this Section 6 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as Executive has no active participation in the business of such corporation.

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          (e) REFORMATION. If, at any time of enforcement of this Section 6, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court to increase or broaden any of the restrictions in this Section 6.

          (f) CONSIDERATION; BREACH. The Company and the Executive agree that the payments to be made, and the benefits to be provided, by the Company to the Executive pursuant to Section 3 hereof shall be made and provided in consideration of the Executive's agreements contained in Section 6 hereof. In the event that the Executive shall breach any provision of Section 6 hereof, the Company shall be entitled immediately to terminate making all remaining payments and providing all remaining benefits pursuant to Section 3 hereof and upon such termination the Company shall have no further liability to the Executive under this Agreement.

          7. CONFIDENTIALITY. The Executive shall not, at any time during the Employment Period or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries, including Aon Group, Inc. or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries, including Aon Group, not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries, including Aon Group, ("Confidential Information"), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of the Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is necessary to perform properly the Executive's duties under this Agreement. Promptly following the termination of the Employment Period, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which he may then possess or have under his control (together with all copies thereof).

          8. INVENTIONS. The Executive hereby assigns to the Company his entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by the Executive or developed or acquired by him during the Employment Period, which may pertain directly or indirectly to the business of the Company or any of its subsidiaries, including Aon Group. The Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request. The Executive shall, upon the Company's request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries.

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          9.    ENFORCEMENT. The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of
Section 6, 7 or 8 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Executive agrees that he will submit himself to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to enforce any provision of Section 6, 7 or 8 of this Agreement.

          10. SURVIVAL. Sections 6, 7, 8 and 9 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

          11. NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section 11) or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this
Section 11), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 11:

          If to the Company, to:

                Aon Corporation
                200 East Randolph
                Chicago, Illinois 60601
                Attention: Chairman and Chief Executive Officer

          with copies to:

                Aon Corporation
                200 East Randolph
                Chicago, Illinois 60601
                Attention: Chairman of the Governance Committee

                Aon Corporation
                200 East Randolph
                Chicago, Illinois 60601
                Attention: Executive Vice President and Chief Counsel

          If to the Executive, to:

                David P. Bolger
                1710 North Orchard Street

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                Chicago, Illinois  60614

                12. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          13. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

          14. SUCCESSORS AND ASSIGNS. This Agreement shall be enforceable by the Executive and his heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

          15. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

          16. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

          17. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                  AON CORPORATION

                                  By:
                                     --------------------------------

                                  Title:
                                        -----------------------------


                                  EXECUTIVE:


                                  ----------------------------------
                                               David P. Bolger

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